Exhibit (g)(4)

EXHIBIT A

Exhibit A of the Foreign Custody Manager Agreement among each fund listed on this Exhibit A and The Bank of New York Mellon, formerly The Bank of New York, effective January 22, 2004, as amended (the “Agreement”) is hereby amended effective as of May 21, 2013 to read as follows:

Fund Name	Tax ID Number
TETON Westwood Balanced Fund	13-3631065
(formerly Gabelli Westwood Balanced Fund)
TETON Westwood Equity Fund	13-3388764
(formerly Gabelli Westwood Equity Fund)
TETON Westwood Intermediate Bond Fund	13-3631064
(formerly Gabelli Westwood Intermediate Bond Fund)
TETON Westwood Mighty Mites Fund	13-3999033
(formerly Gabelli Westwood Mighty Mites Fund)
TETON Westwood Income Fund	13-3939801
(formerly Gabelli Westwood Realty Fund)
TETON Westwood SmallCap Equity Fund	13-3939803
(formerly Gabelli Westwood SmallCap Equity Fund)
TETON Westwood Mid-Cap Equity Fund	46-2382548

IN WITNESS WHEREOF, the Fund and Custodian have caused this amended Exhibit A to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

TETON Westwood Funds

By:	/s/ Bruce N. Alpert
Name:	Bruce N. Alpert
Title:	President and Principal Executive Officer

The Bank of New York Mellon

By:	/s/ Claire Driscoll
Name:	Claire Driscoll
Title:	Service Director/Vice President